Second Amendment

to

Mutual Fund Services Agreement

For

Chesapeake Investment Trust

This Second Amendment, dated January 1, 2020, amends and revises the Mutual Fund Services Agreement dated June 29th, 2016, as amended and revised November 14, 2018, (the “Agreement”) between Chesapeake Investment Trust (the “Trust”), a Delaware statutory trust and Ultimus Fund Solutions, LLC (“Ultimus”), an Ohio limited liability company (collectively the “Parties”).

The Parties agree to amend the Agreement to revise the services provided by Ultimus as described below:

1.	Section 8(d) of the Agreement is deleted and replaced with the following:

8(d) The cost of obtaining secondary security market quotes.

2.	Schedule B is deleted and replaced with the attached Schedule B

Except as set forth is this Second Amendment, the Agreement is unaffected and shall continue in full force and effect in accordance with its terms. If there is a conflict between this Second Amendment and the Agreement, the terms of this Second Amendment will prevail.

The parties duly executed this Amendment as of the date and year first above written.

	Chesapeake Investment Trust		Ultimus Fund Solutions, LLC
By:	/s/ Whit Gardner	By:	/s/ David James
Name:	W. Whitfield Gardner	Name:	David James
Title:	President	Title:	Executive Vice President and Chief Legal and Risk Officer

SCHEDULE B

TO THE MUTUAL FUND SERVICES AGREEMENT BETWEEN

CHESAPEAKE INVESTMENT TRUST

AND

ULTIMUS FUND SOLUTIONS, LLC

FEES

In consideration of services rendered and expenses assumed pursuant to this agreement, the Trust will pay Ultimus on the first business day after the end of each month, or at such time(s) as Ultimus shall request and the parties hereto shall agree, a fee computed with respect to each fund as follows:

Average Daily Net Assets	Administration Fee
Up to $50 million	[ ]%
$50 million to $250 million	[ ]%
$250 to $500 million	[ ]%
In excess of $500 million	[ ]%

The fee will be subject to a monthly minimum of $[ ] with respect to each Fund.

OTHER FEES:

•	For Performance Reporting (including After-Tax Performance Reporting), Ultimus charges $[ ] per month per Fund.

•	The above fee includes 1,000 Fund trades per month (exclusive of daily cash investments). For a Fund with more than 1,000 Fund trades per month, Ultimus would charge $[ ] for each trade in excess of 1,000.

•	A $[ ] annual per account maintenance fee will be charged for each IRA account held in the Funds.

•	For Web Inquiry access, Ultimus charges an annual fee of $[ ] per Fund and a one-time setup fee of $[ ].

FORMS N-CEN and N-PORT

Beginning on June 1, 2018, the Trust or Fund agrees to pay Ultimus for any out-of-pocket expenses related to the preparation and filing of Form N-CEN and to meet the requirements of Rule 30a-1 under the 1940 Act.

The Trust or Fund agrees to pay Ultimus a one-time implementation fee of $[ ] per Fund and an annual fee (based on the schedule below), for preparing Forms N-CEN and N-PORT and for meeting the requirements of Rule 30b1-9 under the 1940 Act. The implementation fee shall be paid in two equal installments with the first payment due 60 days prior to the Fund’s first fiscal year end after the compliance date for Form N-CEN, and the second payment due 60 days prior to the Fund’s compliance date for Form N-PORT.

	Number of Securities	Annual Fee Per Fund (paid monthly)
	Less than 11	$[ ] plus out of pocket charges
	Less than 500	$[ ] plus out of pocket charges
Equity Funds*	501 to 2,000	$[ ] plus out of pocket charges
	Over 2,000	TBD

	Less than 500	$[ ] plus out of pocket charges
Fixed Income Funds	501 to 1,000	$[ ] plus out of pocket charges
	Over 1,000	TBD

*	Equity Fund is defined as any fund that has less than 25% debt exposure (which excludes cash and money market funds) over the previous three-month period.

PRICE QUOTES:

The charges for primary securities/commodity price quotes are determined by Ultimus’ cost of obtaining such quotes and, therefore, are subject to change. Current charges (presented as per security/per day unless otherwise noted) are as follows:

Canadian and Domestic Equities	$[ ]
International Equity (Non-Fair Value)	$[ ]
International Equity (Fair Value)	$[]
Options	$[]
Futures (Listed)	$[]
Corporate Bonds, MBS Bonds, MBS ARMs, & Money Markets	$[]
Government/Agency	$[]
Floating Rate MTN	$[]
Municipal Bonds	$[]
High Yield Corporate Bonds & High Yield Municipal Bonds	$[]
International Bond	$[]
ABS & ABS Home Equity	$[]
CMO Non-Agency Whole Loan ARMs, CMOs, & CMO Other ARMs	$[]
CMBS	$[]
CDO & CLO	$[]
Leverage Loans/Bank loans [monthly]	$[]
Exchange Rates - Spot and Forwards	$[]

Other Securities/Complex, Hard-to-Value	Market
Manual Pricing Inputs/Advisor Provided	$[ ] per month up to 10 manual inputs
Controlled Foreign Corporation (CFC)	$[ ]/month/CFC

OUT-OF-POCKET EXPENSES:

The fees set forth above shall be in addition to the payment of out-of-pocket expenses, as provided for in Section 8 of this Agreement.

CHIEF COMPLIANCE OFFICER:

The terms of this Agreement do not provide for Ultimus to furnish an individual to serve as the Trust’s Chief Compliance Officer.